Filed Pursuant to Rule 424(b)(3)
Registration No. 333-215853

PROSPECTUS

Ensco plc

Offer to Exchange

up to

$332,048,000 of 8.00% Senior Notes due 2024

for

$332,048,000 of 8.00% Senior Notes due 2024

The exchange notes:

•                  will be freely tradable upon exchange;

•                  will be issued under the same indenture as the outstanding notes; and

•                  will have terms identical in all material respects to the terms of the outstanding notes, except that (i) the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes, and (ii) the exchange notes will not contain provisions relating to additional interest relating to our registration obligations.

The exchange offer:

•           expires at 5:00 p.m., New York City time, on March 14, 2017, unless extended; and

•                  is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered.

You should note that:

•                  we will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that we have registered under the Securities Act of 1933 (the “Securities Act”);

•                  you may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer;

•                  if you fail to tender your outstanding notes, you will continue to hold unregistered, restricted securities, and your ability to transfer them could be adversely affected;

•                  outstanding notes may be exchanged for exchange notes only in minimum denominations of $2,000 and integral multiples of $1,000;

•                  the exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes; and

•                  we will not receive any proceeds from this exchange offer.

Please read “Risk Factors” beginning on page 7 for a discussion of factors you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge by way of the letter of transmittal that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) to purchasers in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by such a broker-dealer in connection with resales of the notes received in the exchange offer. We have agreed to make this prospectus available for a period ending on March 25, 2017. See “Plan of Distribution.”

The date of this prospectus is February 13, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC. We have not authorized anyone to provide you with any information or made any representation other than those contained in or incorporated by reference into this prospectus and in the letter of transmittal accompanying this prospectus. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell or exchange these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus or in the documents incorporated by reference into this prospectus are accurate only as of the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to: Ensco plc, 5847 San Felipe, Suite 3300, Houston, TX 77057, Attention: Investor Relations; telephone number: +1 (713) 789-1400. To obtain timely delivery, you must request the information no later than March 7, 2017. The exhibits to the documents incorporated by reference will generally not be made available unless they are specifically incorporated by reference in the documents.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and are available at the Internet website maintained by the SEC at http://www.sec.gov. These reports and other information filed by us with the SEC and other notices published by us are also available free of charge at our website at www.enscoplc.com. The information on or linked to/from our website is not part of, and is not incorporated by reference into, this prospectus.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents subsequently filed with the SEC.

This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

•                  Ensco’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”);

•                  Ensco’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•                  the information included in Ensco’s Definitive Proxy Statement on Schedule 14A filed on April 1, 2016 to the extent incorporated by reference in Part III of the Form 10-K; and

•                  Ensco’s Current Reports on Form 8-K filed January 6, 2016, January 29, 2016, March 21, 2016, April 20, 2016, May 5, 2016, May 25, 2016, June 29, 2016, August 18, 2016, October 4, 2016, November 8, 2016, December 12, 2016, December 16, 2016, January 11, 2016 and January 23, 2017.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) from the date of this prospectus to the completion or termination of the offers. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.

You may obtain copies of any of these filings as described below, through the SEC or through the SEC’s Internet website as described above or through our website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

Investor Relations
Ensco plc
5847 San Felipe, Suite 3300
Houston, Texas 77057
+1 (713) 789-1400

THE INFORMATION CONTAINED IN OUR WEBSITE IS NOT INCORPORATED BY REFERENCE AND DOES NOT CONSTITUTE A PART OF THE PROSPECTUS.

ii

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference herein, includes forward-looking statements. Forward-looking statements usually relate to future events and are often identified by the words, “will,” “may,” “should,” “continue,” “anticipate,” “believe,” “expect,” “plan,” “forecast,” “project,” “estimate,” “intend” and words of a similar nature. These statements are not guarantees of future performance, circumstances or events. They are based on facts and circumstances as of the date the statements are made. Forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, the risks and uncertainties described in our most recent Annual Report on Form 10-K. Please also see “Risk Factors” in this prospectus and the risk factors included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015 and other cautionary statements included in this prospectus and our other filings with the SEC for additional information about risks and uncertainties applicable to the forward-looking statements.

iii

SUMMARY

This summary highlights information included or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. This prospectus includes information about the exchange offer and the exchange notes and includes or incorporates by reference information about our business and our financial and operating data. Before deciding to participate in the exchange offer, you should read this entire prospectus carefully, including the information incorporated by reference in this prospectus and the “Risk Factors” section beginning on page 7 of this prospectus.

Except as otherwise required or indicated, references to the “Company,” “Ensco,” “we,” “our,” “us” or like terms refer to Ensco plc together will all subsidiaries and predecessors.

Ensco plc

Ensco is one of the leading providers of offshore contract drilling services to the international oil and gas industry. We currently own and operate an offshore drilling rig fleet of 57 rigs, with drilling operations in most of the strategic markets around the globe.  We also have two rigs under construction. Our rig fleet includes eight drillships, 10 dynamically positioned semisubmersible rigs, three moored semisubmersible rigs and 38 jackup rigs, including rigs under construction.  We operate the world’s second largest fleet amongst competitive rigs, including one of the newest ultra-deepwater fleets in the industry, and a leading premium jackup fleet.

Our registered office (which is our principal executive office) is located at 6 Chesterfield Gardens, 3rd Floor, London, United Kingdom W1J 5BQ, and our telephone number is +44 (0) 20 7659 4660. We are registered in England and Wales under company number 7023598. Our website is located at www.enscoplc.com. The information on or linked to/from our website is not part of, and is not incorporated by reference into, this prospectus.

Exchange Offer

On January 9, 2017, we issued the outstanding notes in a transaction exempt from or not subject to registration under the Securities Act.  In connection therewith, we entered into a registration rights agreement (the “registration rights agreement”) with Citigroup Global Markets Inc., HSBC Securities (USA) Inc., BNP Paribas Securities Corp., Deutsche Bank Securities Inc. and DNB Markets, Inc. (the “dealer managers”) pursuant to which we agreed, among other things, to use our commercially reasonable efforts to complete the exchange offer on or prior to October 6, 2017. The following is a summary of the exchange offer.

Outstanding Notes	On January 9, 2017, we issued $332,048,000 aggregate principal amount of 8.00% Senior Notes due 2024 (the “outstanding notes”).

Exchange Notes

The notes to be issued upon exchange of the outstanding notes (the “exchange notes”) will be our 8.00% Senior Notes due 2024, having terms that are identical in all material respects to the terms of the outstanding notes, except that (i) the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes, and (ii) the exchange notes will not contain provisions relating to additional interest relating to our registration obligations.

Exchange Offer

We are offering to exchange up to $332,048,000 aggregate principal amount of our 8.00% Senior Notes due 2024 for an equal amount of our outstanding 8.00% Senior Notes due 2024 issued in January 2017 to satisfy our obligations under the registration rights agreement.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on March 14, 2017, unless we decide to extend it.

Conditions to the Exchange Offer

We will not accept outstanding notes for exchange if the exchange offer or the making of any exchange by a holder of the outstanding notes would violate any applicable law or SEC policy. A minimum aggregate principal amount of outstanding notes being tendered is not a condition to the exchange offer. Please read “Exchange Offer—Conditions to the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes

All of the outstanding notes are held in book-entry form through the facilities of The Depository Trust Company (“DTC”). To participate in the exchange offer, you must follow the automatic tender offer program (“ATOP”) procedures established by DTC for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

•                  DTC has received instructions to exchange your notes; and

•                  you agree to be bound by the terms of the letter of transmittal in Annex A hereto.

For more details, please read “Exchange Offer—Terms of the Exchange Offer” and “Exchange Offer—Procedures for Tendering.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders

You may withdraw your tender of outstanding notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read “Exchange Offer—Withdrawal of Tenders.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes

If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding notes that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes promptly after the expiration date. Please read “Exchange Offer—Terms of the Exchange Offer.”

Special Procedures for Beneficial Owners

If you own a beneficial interest in outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the outstanding notes in the exchange offer, please contact the registered holder as soon as possible and instruct it to tender on your behalf and to comply with our instructions described in this prospectus.

Fees and Expenses	We will bear all expenses related to the exchange offer. Please read “Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement.

Consequences of Failure to Exchange Outstanding Notes

If you do not exchange your outstanding notes in the exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. If you fail to exchange your outstanding notes for exchange notes in the exchange offer, the existing transfer restrictions will remain in effect and the market value of your outstanding notes likely will be adversely affected because of a smaller float and reduced liquidity.

Certain U.S. Federal Tax Consequences	The exchange of exchange notes for outstanding notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Certain U.S. Federal Tax Consequences.”

Exchange Agent

We have appointed Deutsche Bank Trust Company Americas as the exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows:

DB Services Americas, Inc.
Trust and Security Services
Attention: Reorg Department
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256

Terms of the Exchange Notes

The exchange notes will be identical to the outstanding notes, except that (i) the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes, and (ii) the exchange notes will not contain provisions relating to additional interest relating to our registration obligations. The exchange notes will evidence the same debt as the outstanding notes, and the same indenture will govern the exchange notes and the outstanding notes. We sometimes refer to both the exchange notes and the outstanding notes as the “notes.”

The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please read “Description of the Notes.”

Issuer	Ensco plc

Exchange Notes Offered	$332,048,000 aggregate principal amount of 8.00% Senior Notes due 2024

Maturity Date	January 31, 2024

Interest Rate	8.00% per annum

Interest Payment Dates

Interest on the exchange notes will be payable on January 31 and July 31 of each year, commencing July 31, 2017, and will accrue from January 9, 2017. The initial interest payment on the exchange notes will include all accrued and unpaid interest on the outstanding notes exchanged therefor.

Ranking

The exchange notes are unsecured and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness. We are a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted through, subsidiaries. The exchange notes will be structurally subordinated to any and all existing and future indebtedness, whether or not secured, and other liabilities of our subsidiaries. In addition, the exchange notes will be effectively subordinated to all of the secured indebtedness of Ensco to the extent of the value of the assets securing such debt. As of February 1, 2017, (i) Ensco and its subsidiaries had outstanding $5,076.9 million of consolidated indebtedness, (ii) Ensco’s subsidiaries had approximately $2,142.7 million of indebtedness, all of which would have been guaranteed by Ensco, and (iii) none of Ensco or its subsidiaries had any secured indebtedness.

Optional Redemption

We may redeem any or all of the exchange notes, in whole at any time or in part from time to time prior to their maturity. If we elect to redeem the exchange notes before October 31, 2023 (three months prior to the maturity date), we will pay an amount equal to 100% of the principal amount of the notes redeemed plus a “make-whole” premium. If we elect to redeem the exchange notes on or after such date, we will pay an amount equal to 100% of the principal amount of the notes redeemed. In each case, we also will pay accrued and unpaid interest, if any, on the notes redeemed to but excluding the redemption date. See “Description of the Notes—Optional Redemption.”

Tax Redemption

If certain changes in the law of any relevant Tax Jurisdiction (as defined in “Description of the Notes—Additional Amounts”) would require us to withhold taxes on payments on the exchange notes and pay Additional Amounts with respect thereto, we may redeem the exchange notes in whole, but not in part, at a redemption price of 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to but excluding the redemption date and all Additional Amounts (as defined in “Description of the Notes”), if any, which otherwise would be payable to the date of redemption. See “Description of the Notes—Redemption for Changes in Taxes.”

Additional Amounts

If any deduction or withholding for, or on account of, any Taxes imposed by any Tax Jurisdiction will at any time be required to be made from any payments made under or with respect to the exchange notes, subject to certain exceptions, we will pay such Additional Amounts as may be necessary in order that the net amounts received in respect of such payments by each holder after such withholding or deduction (including any such deduction or withholding in respect of Additional Amounts) will equal the respective amounts which would have been received in respect of such payments in the absence of such withholding or deduction. See “Description of the Notes—Additional Amounts.”

Certain Covenants

The indenture governing the exchange notes contains covenants limiting our ability and the ability of certain subsidiaries to:

•                  create liens on certain assets;

•                  engage in certain sale/leaseback transactions; and

•                  merge, consolidate or transfer all or substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions.

Further Issues

We may “reopen” the notes and issue an unlimited principal amount of additional notes in the future without the consent of the holders, provided that such additional notes will not have the same CUSIP, ISIN or other identifying numbers as the outstanding exchange notes unless such additional notes are fungible with the outstanding exchange notes for U.S. federal income tax purposes.

Listing	We intend to apply for the listing of the exchange notes on the New York Stock Exchange.

Risk Factors	See “Risk Factors” for a discussion of certain factors that you should carefully consider before deciding to invest in the exchange notes.

Form of Exchange Notes	The exchange notes will be represented initially by one or more global notes. The global exchange notes will be deposited with the trustee, as custodian for DTC.

Trustee	Deutsche Bank Trust Company Americas

Governing Law	The exchange notes and the indenture relating to the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

Before deciding to participate in the exchange offer, you should consider carefully the risks and uncertainties described below and in Item 1A “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2015 and our quarterly reports on Form 10-Q, respectively, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus, together with all of the other information included or incorporated by reference in this prospectus. If any of the described risks actually were to occur, our business, financial condition, results of operations or growth prospects could be affected materially and adversely. In that case, our ability to fulfill our obligations under the notes could be materially affected, and you could lose all or part of your investment.

The risks described below and in the documents we have incorporated by reference are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate may also impair our business operations.

This prospectus and the documents we have incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below or incorporated by reference into this prospectus.

Risks Relating to the Exchange Offer

If you fail to exchange outstanding notes, existing transfer restrictions will remain in effect and the market value of outstanding notes may be adversely affected because of a smaller float and reduced liquidity.

If you fail to exchange outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the outstanding notes.

The tender and acceptance of outstanding notes under the exchange offer will reduce the principal amount of the currently outstanding notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding notes that you continue to hold following completion of the exchange offer.

Risks Relating to the Notes

The notes are structurally subordinated to all indebtedness and other liabilities of our subsidiaries and effectively subordinated to claims by secured creditors of Ensco.

We are a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted through, subsidiaries. Consequently, our ability to repay our debt, including the notes, depends primarily upon our receipt of funds from our subsidiaries through dividends, repayment of intercompany notes or other payments. The ability of our subsidiaries to pay dividends, repay intercompany notes or make other advances to us is subject to restrictions imposed by applicable laws, tax considerations and the terms of agreements governing our subsidiaries. Our non-U.S. subsidiaries in particular may be subject to currency controls, repatriation restrictions, withholding obligations on payments to us, and other limitations.

The notes are obligations solely of Ensco and are not guaranteed by any of our subsidiaries. The notes are structurally subordinated to any and all existing and future indebtedness, whether or not secured, and other liabilities of our subsidiaries. Our subsidiaries have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations. The indenture governing the notes does not limit the ability of our subsidiaries to incur unsecured indebtedness. Any right that Ensco has to receive any assets of any of the subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, are subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. The indenture governing the notes does not restrict the ability of our subsidiaries to enter into agreements or other arrangements that have the effect of prohibiting or restricting their ability to pay dividends or otherwise make distributions to Ensco. In addition, the notes are effectively subordinated to claims by any secured creditors Ensco may have to the extent of the value of the assets securing such claims. The indenture governing the notes permits us to incur a substantial amount of secured indebtedness.  As of February 1, 2017, (i) Ensco and its subsidiaries had outstanding $5,076.9 million of consolidated indebtedness, (ii) Ensco’s subsidiaries had approximately $2,142.7 million of indebtedness, all of which would have been guaranteed by Ensco, and (iii) none of Ensco or its subsidiaries had any secured indebtedness.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We have a substantial amount of indebtedness. As of February 1, 2017, we had total indebtedness of $5,076.9 million, and we had $2,250.0 million of total additional borrowing capacity under our revolving credit facility and commercial paper program.

Our ability to make scheduled payments of principal of, to pay the interest or premium, if any, on, or to refinance our indebtedness (including the notes), or to fund capital expenditures, acquisitions and other strategic initiatives will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our revolving credit facility or commercial paper program or otherwise in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs. Furthermore, our leverage could adversely affect our business. In particular, it could make us vulnerable to sustained, adverse macroeconomic weakness, limit our ability to obtain further financing, limit our ability to pursue certain operational and strategic opportunities, reduce our flexibility to respond to changing business and economic conditions and increase borrowing costs.

Active trading markets may not develop or be maintained for the notes.

There is no public trading market for the notes. We intend to apply for the listing of the exchange notes on the New York Stock Exchange.  The liquidity of the trading markets in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop or be maintained for your notes, you may not be able to sell your notes, or, even if you can sell your notes, you may not be able to sell them at an acceptable price.

We could enter into various transactions that could increase the amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise adversely affect holders of the notes.

The terms of the notes do not prevent us from entering into a variety of acquisition, change-of-control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into a variety of transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes.

Our debt ratings have been downgraded recently. Any adverse rating of the notes may cause their trading price to fall.

Moody’s Investor Services, Inc. and Standard & Poor’s Rating Services downgraded our credit rating in February 2016 and December 2016, respectively.  Both rating agencies periodically review our credit ratings as well as the offshore drilling sector more generally, and have downgraded other offshore drilling companies based on concerns about general industry conditions. There can be no assurance that we will be able to maintain our credit ratings, and if there are further downgrades of our credit rating, or notices of potential downgrades, the trading prices of the notes could decline. We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

Investor enforcement of civil judgments against us may be more difficult.

Because we are a public limited company incorporated under English law, investors could experience more difficulty enforcing judgments obtained against us in U.S. courts than would be obtained against a U.S. company. In addition, it may be more difficult (or impossible) to bring some types of claims against us in courts in England than it would be to bring similar claims against a U.S. company in a U.S. court.

Redemption may adversely affect your return on the notes.

The notes are redeemable at any time at our option, and therefore we may choose to redeem some or all of the notes, including at times when prevailing interest rates are relatively low. In addition, we may redeem the notes at any time if due to certain changes in tax laws we are required to withhold taxes on payments on the notes and pay additional amounts with respect thereto. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed. See “Description of the Notes—Optional Redemption” and “Description of the Notes—Redemption for Changes in Taxes.”

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement.  We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount.  The form and terms of the exchange notes are identical in all respects to the form and terms of the outstanding notes, except that (i) the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes, and (ii) the exchange notes will not contain provisions relating to additional interest relating to our registration obligations. Outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis.

	Nine Months Ended		Year Ended December 31,
	September 30, 2016		2015	2014	2013		2012		2011
Ratio of earnings to fixed charges	5.3	x	(1)	(1)	7.4	x	5.9	x	4.2	x

(1)         For the years ended December 31, 2015 and December 31, 2014, our earnings were inadequate to cover our fixed charges by $1,550.9 million and $2,625.5 million, respectively. Net loss from continuing operations before income taxes of $1,471.2 million and $2,548.8 million for the years ended December 31, 2015 and December 31, 2014 included a non-cash loss on impairment of $2,746.4 million and $4,218.7 million, respectively.

These ratios were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations before income taxes, fixed charges and amortization of capitalized interest, less income from continuing operations before income taxes attributable to noncontrolling interests and interest capitalized. Fixed charges consist of interest expensed and capitalized and estimates of interest within rental expense.

EXCHANGE OFFER

Purpose of the Exchange Offer

The outstanding notes were issued to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons pursuant to Regulation S under the Securities Act through an exchange offer for certain outstanding senior notes of Ensco and Pride International, Inc., a wholly owned subsidiary of Ensco.

Because the outstanding notes were issued in transactions that were exempt from or not subject to the registration requirements under the Securities Act, the outstanding notes are subject to transfer restrictions. In general, you may not offer or sell the outstanding notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.  In connection with the issuance of the outstanding notes, we entered into the registration rights agreement, pursuant to which we agreed, among other things, to use our commercially reasonable efforts to complete the exchange offer on or prior to October 6, 2017.

Resale of Exchange Notes

Based on no-action letters of the SEC staff issued to third parties, we believe that exchange notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

•                  you are not an “affiliate” of us within the meaning of Rule 405 under the Securities Act;

•                  such exchange notes are acquired in the ordinary course of your business; and

•                  you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

The SEC staff, however, has not considered our exchange offer for the exchange notes in the context of a no-action letter, and the SEC staff may not make a similar determination as in the no-action letters issued to these third parties.

If you tender in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you

•                  cannot rely on such interpretations by the SEC staff; and

•                  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Unless an exemption from registration is otherwise available, any securityholder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling securityholder’s information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the outstanding notes for your own account as a result of market-making activities or other trading activities. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must acknowledge by way of the letter of transmittal that it will deliver this prospectus in connection with any resale of the exchange notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes validly tendered and not properly withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue exchange notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for exchange notes and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange offer.

As of the date of this prospectus, $332,048,000 in aggregate principal amount of the outstanding notes are outstanding. This prospectus is being sent to DTC, the sole registered holder of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC.  Outstanding notes whose holders do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest.  These outstanding notes will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes  but will not retain any rights under the registration rights agreement, except as otherwise specified therein.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. Please read “—Fees and Expenses” for more details regarding fees and expenses incurred in connection with the exchange offer.

We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holders promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on March 14, 2017, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving oral or written notice of such extension to their holders at any time until the exchange offer expires or terminates. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

To extend the exchange offer, we will notify the exchange agent of any extension. We will notify the holders of outstanding notes of the extension via a press release issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•                  to delay accepting for exchange any outstanding notes;

•                  to extend the exchange offer; or

•                  to terminate the exchange offer

by giving notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by notice thereof to holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to holders, we will extend the exchange offer if it would otherwise expire during such period. If an amendment constitutes a material change to the exchange offer, including the waiver of a material condition, we will extend the exchange offer, if necessary, to remain open for at least five business days after the date of the amendment. In the event of any increase or decrease in the consideration we are offering for the outstanding notes or in the percentage of outstanding notes being sought by us, we will extend the exchange offer to remain open for at least 10 business days after the date we provide notice of such increase or decrease to the registered holders of outstanding notes.

Conditions to the Exchange Offer

We will not accept for exchange, or exchange any exchange notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or SEC policy. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

We will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the exchange notes under the Securities Act.

Additionally, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will promptly give notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times prior to the expiration of the exchange offer in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

Procedures for Tendering

To participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below.  We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender.  Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes, and you should follow carefully the instructions on how to tender your outstanding notes.  It is your responsibility to properly tender your outstanding notes.  We have the right to waive any defects.  However, we are not required to waive defects, and neither we nor the exchange agent is required to notify you of any defects in your tender.

If you have any questions or need help in exchanging your outstanding notes, please call the exchange agent whose address and phone number are described in the letter of transmittal included as Annex A to this prospectus.

All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC.  We have confirmed with DTC that the outstanding notes may be tendered using ATOP.  The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures.  In connection with the transfer, DTC will send an “agent’s message” to the exchange agent.  The agent’s message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the outstanding notes.

If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf.

Determinations Under the Exchange Offer.

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which might, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly following the expiration date of the exchange.

When We Will Issue Exchange Notes.

In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date,

•                  a book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC; and

•                  a properly transmitted agent’s message.

Such notes will be issued promptly following the expiration of the exchange offer.

Return of Outstanding Notes Not Accepted or Exchanged.

If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us.

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•                  any exchange notes to be received by you will be acquired in the ordinary course of your business;

•                  you have no arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•                  you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of us;

•                  if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes; and

•                  if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver this prospectus (or, to the extent permitted by law, make this prospectus available to purchasers) in connection with any resale of the exchange notes.

Further, you will acknowledge and agree that that any broker-dealer or holder using the exchange offer to participate in a distribution of exchange notes to be acquired in the exchange offer (i) could not under SEC policy as in effect on the date of this prospectus rely on the position of the SEC enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters, and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of exchange notes obtained by such holder in exchange for outstanding notes acquired by such holder directly from us.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the ATOP procedures.

We will determine in our sole discretion all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place promptly after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date of the exchange offer.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by e-mail, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•                  SEC registration fees;

•                  fees and expenses of the exchange agent and trustee;

•                  accounting and legal fees and printing costs; and

•                  related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. Each tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, the outstanding notes you hold will continue to be subject to the existing restrictions on transfer, will continue to accrue interest but will not retain any rights under the registration rights agreement, except as otherwise provided in that agreement. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register outstanding notes under the Securities Act unless the registration rights agreement requires us to do so.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer, other than the recognition of the fees and expenses of the offering as stated under “—Fees and Expenses.”

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF THE NOTES

We have summarized selected provisions of the notes below.  We will issue the exchange notes, and we issued the outstanding notes, under the Indenture, dated as of March 17, 2011 (the “base indenture”), between us and Deutsche Bank Trust Company Americas, as trustee, as supplemented by the Fourth Supplemental Indenture, dated as of January 9, 2017 (the “supplemental indenture”), establishing the terms of the notes. We have filed the base indenture and the supplemental indenture as exhibits to the registration statement of which this prospectus is a part. In this “Description of the Notes” section, when we refer to the “indenture,” we mean the base indenture as supplemented by the supplemental indenture.  The terms of the exchange notes and the outstanding notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).  Unless the context indicates otherwise, references in this description to the “notes” include both the outstanding notes and the exchange notes.

The notes will be a separate series of senior debt securities under the indenture. We urge you to read the base indenture and the supplemental indenture because they, and not this description, define your rights as holders of the notes. Our 4.70% Senior Notes due 2021, 5.20% Senior Notes due 2025, 4.50% Senior Notes due 2024 and 5.75% Senior Notes due 2044 are currently outstanding under the base indenture.

If the exchange offer is consummated, holders of outstanding notes who do not exchange their outstanding notes for exchange notes will vote together with the holders of the exchange notes for all relevant purposes under the indenture.  In that regard, the indenture requires that certain actions by the holders under the indenture (including acceleration after an Event of Default) may be taken, and certain rights may only be exercised, by specified minimum percentages of the aggregate principal amount of all outstanding notes and exchange notes issued under the indenture.  In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the indenture, any outstanding notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, and the holders of these outstanding notes and exchange notes will act together as a single series for all such purposes. Accordingly, all references in this “Description of the Notes” to specified percentages in aggregate principal amount of the notes mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of such outstanding notes and the exchange notes then outstanding.

As used in this “Description of the Notes” section, references to “Ensco,” “we,” “our” or “us” refer solely to Ensco plc and not to any of its subsidiaries. In addition, we have used in this description capitalized and other terms that we have defined below under “—Definitions” and in other parts of this description.

General

The notes mature on January 31, 2024 and bear interest at 8.00% per year. Interest on the notes accrues from January 9, 2017. We will pay interest semi-annually on January 31 and July 31 of each year, commencing July 31, 2017, and will pay interest to the person in whose name a note is registered at the close of business on the January 15 or July 15 preceding the interest payment date. The initial interest payment on the exchange notes will include all accrued and unpaid interest on the outstanding notes exchanged therefor.

We will compute interest on the basis of a 360-day year consisting of twelve 30-day months, will make payments on the notes at the offices of the trustee and any paying agent and may make payments by wire transfer for the notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the note register.

We issued the outstanding notes, and will issue the exchange notes, only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiples of $1,000 above that amount.

We may “reopen” the notes and issue an unlimited principal amount of additional notes in the future without the consent of the holders, provided that such additional notes will not have the same CUSIP, ISIN or other identifying numbers as the outstanding notes unless such additional notes are fungible with the outstanding notes for U.S. federal income tax purposes.

Optional Redemption

We may redeem the notes, in whole at any time or in part from time to time, prior to their maturity. If we elect to redeem the notes before the Par Call Date, we will pay a redemption price equal to the greater of:

(1)         100% of the principal amount of the notes to be redeemed; and

(2)         the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the notes matured on the Par Call Date (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points, plus, in each case, accrued interest thereon to the date of redemption.

If we elect to redeem the notes on or after the Par Call Date, we will pay an amount equal to 100% of the principal amount of the notes redeemed plus accrued interest thereon to the date of redemption.

Notwithstanding the foregoing, installments of interest on the notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to such notes and the indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes (assuming, for this purpose, that such notes matured on the Par Call Date) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of two Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we are given fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Par Call Date” means October 31, 2023 (three months prior to the maturity date of the notes).

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and HSBC Securities (USA) Inc. (or their respective affiliates that are Primary Treasury Dealers (as defined below)) and their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption described under “—Optional Redemption” will be mailed at least 15 days but not more than 60 days before the redemption date to each holder (with a copy to the trustee) of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate and in accordance with any applicable procedures of DTC, in the case of notes that are not represented by a global security.

We may at any time purchase the notes on the open market or otherwise at any price. We will surrender all the notes that we redeem or purchase to the trustee for cancellation. We may not reissue or resell any of these notes.

Ranking

The notes constitute our senior unsecured debt and rank equally in right of payment with our senior unsecured debt from time to time outstanding and senior in right of payment to any future subordinated debt from time to time outstanding. The notes are effectively junior to our secured debt from time to time outstanding to the extent of the value of the assets securing that debt.

We are a holding company and do not conduct any business operations or have any significant assets other than interests in our Subsidiaries. We currently conduct our operations through both U.S. and non-U.S. Subsidiaries, and our operating income and cash flow are generated by our Subsidiaries.  As a result, cash we obtain from our Subsidiaries is the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our Subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our Subsidiaries that we require to pay our debt service obligations, including payments on the notes. The notes are obligations solely of us and are not guaranteed by any of our Subsidiaries. Therefore, holders of the notes have a junior position to the claims of creditors, including trade creditors and tort claimants, of our Subsidiaries with respect to their assets and earnings.

Additional Amounts

All payments made under or with respect to the notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest, additions to tax and other liabilities related thereto) (collectively, “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which we are organized, resident or doing business for Tax purposes or any department or political subdivision thereof or therein or (2) any jurisdiction from or through which payment is made by us or the paying agent or any department or political subdivision thereof or therein (each, a “Tax Jurisdiction”) will at any time be required to be made from any payments made under or with respect to the notes, including payments of principal, redemption price, interest or premium, we will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each holder after such withholding or deduction (including any such deduction or withholding in respect of Additional Amounts) will equal the respective amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1)         any Taxes, to the extent such Taxes would not have been imposed but for the existence of any present or former connection between the holder or the beneficial owner of the notes and the relevant Tax Jurisdiction (other than any connection arising solely from the acquisition, ownership, holding or disposition of the notes, the enforcement of rights under the notes and/or the receipt of any payments in respect of the notes);

(2)         any Taxes, to the extent such Taxes would not have been imposed but for the failure of the holder or the beneficial owner of the notes to comply with any certification, identification, information, documentation, or other reporting requirements, including an application for relief under an applicable double Tax treaty, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Tax Jurisdiction or is a resident of an applicable Tax treaty jurisdiction), but in each case, only to the extent the holder or the beneficial owner is legally eligible to provide such certification or documentation; provided, however, that in the event that any such requirements are imposed as a result of an amendment to, or change in, any laws, Tax treaties, regulations or rulings (or any official administrative or judicial interpretation thereof) after the Issue Date, this paragraph (2) will apply only if we notify the trustee, at least 30 days before any such withholding or deduction would be payable, that holders or beneficial owners must comply with such certification, identification, information, documentation or other reporting requirements;

(3)         any Taxes, to the extent such Taxes were imposed as a result of the presentation of a note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30 day period);

(4)         any estate, inheritance, gift, transfer, personal property or similar Tax;

(5)         any Taxes payable otherwise than by deduction or withholding from payments made under or with respect to the notes; or

(6)         any combination of the above items.

We also will not pay any Additional Amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent that the obligation to pay Additional Amounts would be reduced or eliminated by transferring the notes in question to the sole beneficial owner, but only if there is no material commercial or legal impediment to, or material cost associated with, transferring the notes to the sole beneficial owner.

In addition to the foregoing, we will also pay and indemnify the holder for any present or future stamp, stamp duty, stamp duty reserve tax, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest, additions to Tax and other liabilities related thereto) that are levied by any Tax Jurisdiction on the execution, delivery, issuance or registration of any of the notes, the indenture or any other document or instrument referred to therein, or the receipt of any payments with respect to, or enforcement of, the notes, or on the exchange of outstanding notes.

If we become aware that we will be obligated to pay Additional Amounts with respect to any payment under or with respect to the notes, we will deliver to the trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case we shall notify the trustee promptly thereafter) notice stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The notice must also set forth any other information reasonably necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. We will provide the trustee with documentation reasonably satisfactory to the trustee evidencing the payment of Additional Amounts.

We will timely make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. We will furnish to the trustee (or to a holder upon request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by us, or if receipts are not reasonably available, other evidence of payment reasonably satisfactory to the trustee.

Whenever in the indenture or in this “Description of the Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest or of any other amount payable under, or with respect to, any of the notes such mention shall be deemed to include the payment to the paying agent of Additional Amounts, if applicable.

The obligations under this section will survive any termination, defeasance or discharge of the indenture and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to us is organized, resident or doing business for Tax purposes or any jurisdiction from or through which such Person or its paying agent makes any payment on the notes and, in each case, any department or political subdivision thereof or therein.

Redemption for Changes in Taxes

We may redeem the notes, in whole but not in part, at our option upon giving not less than 30 nor more than 60 days’ prior written notice to the trustee and the holders, at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date and all Additional Amounts, if any, which otherwise would be payable, if on the next date on which any amount would be payable in respect of the notes, we would be required to pay Additional Amounts, and we cannot avoid any such payment obligation by taking reasonable measures available to us, as a result of:

(1)         any amendment to, or change in, the laws, Tax treaties or any regulations or rulings promulgated thereunder of a relevant Tax Jurisdiction which is announced and becomes effective after December 6, 2016 (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after December 6, 2016, such later date); or

(2)         any amendment to, or change in, an official interpretation or application regarding such laws, Tax treaties, regulations or rulings, including by virtue of a holding, judgment or order by a court of competent jurisdiction which is announced and becomes effective after December 6, 2016  (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after December 6, 2016, such later date).

We will not give any such notice of redemption earlier than 90 days prior to the earliest date on which we would be obligated to pay Additional Amounts or more than 365 days after the applicable law change takes effect, and, at the time such notice is given, the obligation to pay Additional Amounts must remain in effect.

Restrictive Covenants

Limitation on Liens

We will not, and will not permit any of our Subsidiaries to, incur, issue or assume any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any shares of stock or Indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares of stock or Indebtedness are now owned or hereafter acquired) without making effective provision whereby the notes (together with, if we so determine, any other Indebtedness or other obligation of us or any Subsidiary) shall be secured equally and ratably with (or, at our option, prior to) the Indebtedness so secured by a Lien on the same assets of us or such Subsidiary, as the case may be, for so long as such Indebtedness is so secured. The foregoing restrictions will not, however, apply to Indebtedness secured by Permitted Liens.

Notwithstanding the foregoing, we and our Subsidiaries may, without securing the notes, incur, issue or assume Indebtedness that would otherwise be subject to the foregoing restrictions in an aggregate principal amount that, together with all other such Indebtedness of us and our Subsidiaries that would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under the definition of Permitted Liens) and the aggregate amount of Attributable Indebtedness deemed outstanding with respect to Sale/Leaseback Transactions (other than Sale/ Leaseback Transactions in connection with which we have voluntarily retired any of the notes, any Pari Passu Indebtedness or any Funded Indebtedness pursuant to clause (i) of the third bullet below under “Limitation on Sale Leaseback Transactions”) does not at any one time exceed 15% of Consolidated Net Tangible Assets.

For purposes of this covenant, if at the time any Indebtedness is incurred, issued or assumed, such Indebtedness is unsecured but is later secured by a Lien, such Indebtedness shall be deemed to be incurred at the time that such Indebtedness is so secured by a Lien.

Limitation on Sale/Leaseback Transactions

So long as the notes are outstanding, we will not, and we will not permit any Subsidiary to, sell or transfer (other than to us or a Wholly Owned Subsidiary) any Principal Property, whether owned at the date of the indenture or thereafter acquired, which has been in full operation for more than 120 days prior to such sale or transfer, with the intention of entering into a lease of such Principal Property (except for a lease for a term, including any renewal thereof, of not more than three years), if after giving effect thereto the Attributable Indebtedness in respect of all such sale and leaseback transactions involving Principal Properties shall be in excess of 15% of Consolidated Net Tangible Assets.

Notwithstanding the foregoing, we or any Subsidiary may sell any Principal Property and lease it back if the net proceeds of such sale are at least equal to the fair value of such property as determined by our Board of Directors and:

•                  we or such Subsidiary would be entitled to incur Indebtedness in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under “Limitation on Liens” above without equally and ratably securing the notes pursuant to such covenant;

•                  after the Issue Date and within a period commencing nine months prior to the consummation of such Sale/Leaseback Transaction and ending nine months after the consummation thereof, we or such Subsidiary shall have expended for property used or to be used in the ordinary course of our business and that of our Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and we shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in the following bullet or as otherwise permitted); or

•                  we, during the nine-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to either (i) the voluntary defeasance or retirement of any notes, any Pari Passu Indebtedness or any Funded Indebtedness or (ii) the acquisition of one or more Principal Properties at fair value, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by our Board of Directors, of such property as of the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by us as set forth in the preceding bullet), less an amount equal to the sum of the principal amount of the notes, Pari Passu Indebtedness and Funded Indebtedness voluntarily defeased or retired by us plus any amount expended to acquire any Principal Properties at fair value, within such nine month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by us or any of our Subsidiaries during such period.

Consolidation, Merger and Sale of Assets

We will not, directly or indirectly, in any transaction or series of related transactions: (1) consolidate or merge with or into another Person (whether or not we are the surviving Person); (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our and our Subsidiaries’ properties or assets taken as a whole, or (3) assign any of our obligations under the notes and the indenture, in one or more related transactions, to another Person; unless:

(i)             either: (A) we are the surviving or continuing Person; or (B) the Person formed by, surviving or continued by any such consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made is an Entity, validly organized and existing in good standing (to the extent the concept of good standing is applicable) under the laws of any state of the United States, the District of Columbia, the Cayman Islands, Bermuda, Switzerland, the United Kingdom, the Kingdom of the Netherlands, the Grand Duchy of Luxembourg, Ireland, or any other member country of the European Union;

(ii)          the Person formed by, surviving or continued by any such consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all our obligations under the notes and the indenture;

(iii)       immediately after such transaction no Default or Event of Default exists; and

(iv)      we shall have delivered to the trustee an Officers’ Certificate and an opinion of counsel, each stating that such merger, consolidation, amalgamation or sale, assignment, transfer, conveyance or other disposition of such properties or assets or assignment of our obligations under the notes and the indenture and such supplemental indenture, if any, comply with the indenture.

We will not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other Person.

Notwithstanding the foregoing, the limitations described above shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any of our Wholly Owned Subsidiaries.

Events of Default

An “Event of Default” on the notes occurs if:

(1)         we default in the payment of interest on any note when the same becomes due and payable and the Default continues for a period of 30 days;

(2)         we default in the payment of the principal of any note when the same becomes due and payable at maturity, upon redemption or otherwise;

(3)         we fail to comply with any of our other agreements in the notes or the indenture (as they relate thereto), which shall not have been remedied within the specified period after written notice, as specified below;

(4)         we pursuant to or within the meaning of any Bankruptcy Law shall:

(a)         commence a voluntary case,

(b)         consent to the entry of an order for relief against us in an involuntary case,

(c)          consent to the appointment of a Custodian of us for all or substantially all of the property of us, or

(d)         make a general assignment for the benefit of creditors; or

(5)         a court of competent jurisdiction enters into an order or decree under any Bankruptcy Law that:

(a)         is for relief against us in an involuntary case, or

(b)         appoints a Custodian of us or substantially all of the property of us, or

(c)          orders the liquidation of us,

and the order or decree remains unstayed and in effect for 60 days.

The term “Bankruptcy Law” means the Bankruptcy Act or any similar Federal or State law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

If any Event of Default (other than an Event of Default specified in clause (4) or (5) above) with respect to the notes occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Upon any such declaration, the notes shall become due and payable immediately, by a notice in writing to us (and to the trustee if given by holders). Notwithstanding the foregoing, if an Event of Default specified in clause (4) or (5) above hereof occurs with respect to us, all outstanding notes shall become due and payable without further action or notice.

Notwithstanding the foregoing, a Default under clause (3) above is not an Event of Default until the trustee notifies us, or the holders of at least 25% in principal amount of the then outstanding notes notify us and the trustee, of the Default, and we fail to cure the Default within 90 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

Holders of not less than a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the notes (including in connection with an offer to purchase) (provided, however, that the holders of a majority in aggregate principal amount of the then outstanding notes may rescind an acceleration and its consequences, including any related payment Default that resulted from such acceleration, with respect to the notes). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Modification and Waiver

We and the trustee may supplement or amend the indenture with respect to the notes with the consent of the holders of at least a majority in principal amount of the outstanding notes. Without the consent of the holder of each note affected, however, no modification may:

•                  reduce the principal amount of the then outstanding notes whose holders must consent to an amendment, supplement or waiver;

•                  reduce the principal of or change the fixed maturity of any notes or alter any of the provisions with respect to the redemption of the notes;

•                  reduce the rate of or change the time for payment of interest on any note;

•                  waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of the notes of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment Default that resulted from such acceleration);

•                  make any note payable in money other than that stated in the note;

•                  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of the notes to receive payments of principal of, or interest or premium, if any, on the notes;

•                  waive a redemption payment with respect to any note;

•                  cause the notes to become subordinated in right of payment to any other Indebtedness; or

•                  make any change in the foregoing amendment and waiver provisions.

We and the trustee may supplement or amend the indenture or waive any provision of that indenture without the consent of any holders of the notes in certain circumstances, including:

•                  to cure any ambiguity, defect or inconsistency;

•                  to provide for uncertificated notes in addition to or in place of certificated notes or to alter the provisions of the indenture related to the forms of notes (including the related definitions) in a manner that does not adversely affect any holder in any material respect;

•                  to provide for the assumption of our obligations to the holders of the notes by a successor to us pursuant to provisions of the indenture described under “Consolidation, Merger and Sale of Assets”;

•                  to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights hereunder of any such holder in any material respect or to surrender any right or power conferred upon us;

•                  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•                  to change or eliminate any of the provisions of the indenture; provided that any such change or elimination becomes effective only when there are no outstanding notes created prior to the execution of such amendment or supplemental indenture that is adversely affected in any material respect by the change in or elimination of the provision;

•                  to supplement any of the provisions of the indenture to such extent necessary to permit or facilitate the defeasance and discharge of the notes pursuant to the indenture; provided, that any such action does not adversely affect the interest of the holders of the notes in any material respect;

•                  to evidence and provide the acceptance of the appointment of a successor trustee pursuant to the terms thereof;

•                  to add a guarantor of the notes; and

•                  to conform any provision to the “Description of the New Notes” section of our Offering Memorandum, dated December 6, 2016, pursuant to the which the outstanding notes were originally offered.

The holders of a majority in principal amount of the outstanding notes may waive any existing or past Default or Event of Default with respect to such notes. Those holders may not, however, waive any Default or Event of Default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance and Discharge

Defeasance. When we use the term “defeasance,” we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee under the indenture any combination of money or government securities sufficient to make payments on the notes issued under the indenture on the dates those payments are due, then, at our option, either of the following will occur:

•                  we will be discharged from our obligations with respect to the notes (“legal defeasance”); or

•                  we will no longer have any obligation to comply with specified restrictive covenants with respect to the notes, the covenant described under “—Consolidation, Merger and Sales of Assets” and other specified covenants under the applicable indenture, and the related Events of Default will no longer apply (“covenant defeasance”).

If the notes are defeased, the holders of such notes will not be entitled to the benefits of the indenture, except for obligations to authenticate and deliver temporary securities, register the transfer or exchange of notes, replace mutilated, destroyed, lost and stolen notes and maintain paying agencies. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the notes will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Satisfaction and Discharge. In addition, the indenture will cease to be of further effect with respect to the notes, subject to exceptions relating to compensation and indemnity of the trustee under the indenture and repayment to us of excess money or government securities, when:

•                  either

•                  all such notes theretofore authenticated and delivered (other than (i) such notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture and (ii) such notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust, as provided in the indenture) have been delivered to the trustee for cancellation; or

•                  all such notes not theretofore delivered to the trustee for cancellation:

•                  have become due and payable,

•                  will become due and payable at their Stated Maturity within one year, or

•                  are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense;

and we, in the case of the three preceding bullets, have deposited or caused to be deposited with the trustee, as funds in trust for such purpose, an amount in U.S. dollars or U.S. government obligations maturing as to principal and interest in such amounts and at such times as will, together with any interest thereon (but without consideration of the reinvestment of such interest), be sufficient to pay and discharge the entire Indebtedness on such notes not theretofore delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

•                  we have paid or caused to be paid all other sums payable by us with respect to the notes; and

•                  we have delivered to the trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided in the indenture or relating to the satisfaction and discharge of the indenture with respect to such notes have been complied with.

The Trustee

Deutsche Bank Trust Company Americas is the trustee under the indenture.  Deutsche Bank Trust Company Americas is serving as the exchange agent for the exchange offer and it and its affiliates may perform certain commercial banking services for us from time to time for which they receive customary fees.

The Trust Indenture Act contains limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payments of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. If, however, the trustee acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a Default under the indenture, unless the Default has been cured, waived or otherwise eliminated within the 90-day period.

Payment; Paying Agents and Transfer Agents

The trustee will be appointed as paying agent and transfer agent for the notes. Payments on the notes will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for the notes held in book-entry form or by check mailed to the address of the Person entitled to the payment as it appears in the security register.

If the principal of or any premium or interest on the notes is payable on a day that is not a business day, the payment will be made on the following business day. Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the notes that remains unclaimed for three years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Definitions

“Attributable Indebtedness,” when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Bankruptcy Act” means the Bankruptcy Act or Title 11 of the United States Code, as amended.

“Board of Directors” means our Board of Directors or comparable governing body or any committee thereof duly authorized, with respect to any particular matter, to act by or on behalf of our Board of Directors or comparable governing body.

“Capitalized Lease Obligation” of any Person means any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means the total amount of assets (after deducting applicable reserves and other properly deductible items) less:

•                  all current liabilities (excluding liabilities that are extendible or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term Indebtedness); and

•                  all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets.

We will calculate our Consolidated Net Tangible Assets based on our most recent quarterly balance sheet and in accordance with GAAP.

“Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

“Entity” means a corporation, limited liability company or business trust (or functional equivalent of the foregoing under applicable foreign law).

“Funded Indebtedness” means all Indebtedness that matures on or is renewable to a date more than one year after the date the Indebtedness is incurred.

“GAAP” means United States generally accepted accounting principles and policies consistent with those applied in the preparation of our financial statements.

“Indebtedness” means:

•                  all indebtedness for borrowed money (whether full or limited recourse);

•                  all obligations evidenced by bonds, debentures, notes or other similar instruments;

•                  all obligations under letters of credit or other similar instruments, other than standby letters of credit, performance bonds and other obligations issued in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement;

•                  all obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

•                  all Capitalized Lease Obligations;

•                  all Indebtedness of others secured by a Lien on any asset of the Person in question (provided that if the obligations so secured have not been assumed in full or are not otherwise fully the Person’s legal liability, then such obligations may be reduced to the value of the asset or the liability of the Person); or

•                  all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by the Person in question to the extent of such guarantee.

“Issue Date” means January 9, 2017, the date on which the outstanding notes were first authenticated and delivered under the indenture.

“Joint Venture” means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by us and/or one or more Subsidiaries. A Joint Venture is not treated as a Subsidiary.

“Lien” means any mortgage, pledge, lien, charge, security interest or similar encumbrance. For purposes of the indenture, we or any of our Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.

“Maturity” when used with respect to any notes, means the date on which the principal of such note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Officers” means our Chairman of the Board, President, Vice President, Treasurer, Controller, Secretary, Assistant Treasurer, Assistant Controller or Assistant Secretary.

“Officers’ Certificate” means a certificate signed by two Officers and delivered to the trustee, which certificate shall be in compliance with the indenture.

“Pari Passu Indebtedness” means any of our Indebtedness, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the notes.

“Permitted Liens” shall mean (i) Liens existing on the Issue Date; (ii) Liens on property or assets of, or any shares of stock of, or other equity interests in, or Indebtedness of, any Person existing at the time such Person becomes a Subsidiary of us or at the time such Person is merged into or consolidated with us or any of our Subsidiaries or at the time of a sale, lease or other disposition of the properties of a Person (or a division thereof) as an entirety or substantially as an entirety to us or a Subsidiary, and not incurred in contemplation of such merger, consolidation, sale, lease or other disposition; (iii) Liens in favor of us or any of our Subsidiaries or Liens securing debt of a Subsidiary owing to us or to another Subsidiary; (iv) Liens in favor of governmental bodies to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract or statute; (v) Liens securing industrial revenue, pollution control or similar revenue bonds; (vi) Liens on assets existing at the time of acquisition thereof, securing all or any portion of the cost of acquiring, constructing, improving, developing, expanding or repairing such assets or securing Indebtedness incurred prior to, at the time of, or within 24 months after, the later of the acquisition, the completion of construction, improvement, development, expansion or repair or the commencement of commercial operation of such assets, for the purpose of (a) financing all or any part of the purchase price of such assets or (b) financing all or any part of the cost of construction, improvement, development, expansion or repair of any such assets; (vii) statutory liens or landlords’, carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s, maritime or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (viii) Liens in connection with in rem and other legal proceedings, which are being contested in good faith; (ix) Liens securing taxes, assessments, government charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; (x) Liens on the stock, partnership or other equity interest of us or any Subsidiary in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture; (xi) Liens incurred in the ordinary course of business to secure performance of tenders, bids or contracts entered into in the ordinary course of business, including without limitation any rights of offset or liquidated damages, penalties, or other fees that may be contractually agreed to in conjunction with any tender, bid, or contract entered into by us or any of our Subsidiaries in the ordinary course of business; (xii) Liens on current assets of us or any of our Subsidiaries securing our Indebtedness or Indebtedness of any such Subsidiary, respectively; (xiii) deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds; and (xiv) any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (xiii) above, provided that the amount of Indebtedness secured by such extension, substitution, replacement or renewal shall not exceed the principal amount of Indebtedness being substituted, extended, replaced or renewed, together with the amount of any premiums, fees, costs and expenses associated with such substitution, extension, replacement or renewal, nor shall the pledge, mortgage or lien be extended to any additional Principal Property unless otherwise permitted under the covenant described under “Limitation on Liens.”

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Principal Property” means any drilling rig or drillship, or integral portion thereof, owned or leased by us or any Subsidiary and used for drilling offshore oil and gas wells, which, in the opinion of the Board of Directors, is of material importance to the business of us and our Subsidiaries taken as a whole, but no such drilling rig or drillship, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets.

“Sale/Leaseback Transaction” means any arrangement with any Person pursuant to which we or any Subsidiary leases any Principal Property that has been or is to be sold or transferred by us or the Subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than five years; (2) leases between us and a Subsidiary or between Subsidiaries; and (3) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation of the Principal Property.

“Stated Maturity” when used with respect to any note or any installment of principal thereof or interest thereon, means the date specified in such note as the fixed date on which the principal of such note or such installment of principal or interest is due and payable.

“Subsidiary” means a Person at least a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries. A Joint Venture is not treated as a Subsidiary.

“Voting Stock” means, with respect to any Person, securities of any class or classes of capital stock of such Person entitling the holders thereof (whether at all times or at the times that such class of capital stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

“Wholly Owned Subsidiary” means, with respect to a Person, any Subsidiary of that Person to the extent

(1)         all of the Voting Stock of such Subsidiary, other than any director’s qualifying shares mandated by applicable law, is owned directly or indirectly by such Person or

(2)         such Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by another Person, if such Person:

•                  directly or indirectly owns the remaining capital stock of such Subsidiary and

•                  by contract or otherwise, controls the management and business of such Subsidiary and derives the economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly Owned Subsidiary.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, the notes will be represented by one or more permanent global notes in registered form without interest coupons (“global notes”). The global notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. See “—Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of such notes in certificated form.

Beneficial interests in the global notes may be held through Clearstream Banking, S.A. (“Clearstream”) or the Euroclear System (“Euroclear”) (as indirect participants in DTC).

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Clearstream and Euroclear), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Clearstream and Euroclear is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)         upon deposit of the global notes, DTC will credit the accounts of participants with portions of the principal amount of the global notes; and

(2)         ownership of these interests in global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in global notes). Investors in the global notes who are participants in DTC’s system may hold their interests therein directly through DTC.

Investors in global notes who are not participants may hold their interests therein indirectly through organizations (including Clearstream and Euroclear) that are participants in such system. Clearstream and Euroclear may hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in the global notes, including those held through Clearstream or Euroclear, may be subject to the procedures and requirements of DTC. Those interests held through Clearstream or Euroclear may also be subject to the procedures and requirements of such systems.

The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a global note to persons that are subject to those requirements will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge those interests to persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

Except as described below, owners of an interest in global notes will not have notes registered in their names, will not receive physical delivery of certificated notes and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of and any premium and interest on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including global notes, are registered as the owners of such notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any agent of us or the trustee has or will have any responsibility or liability for:

(1)         any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in global notes; or

(2)         any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of any notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Clearstream and Euroclear will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants, on the one hand, and Clearstream or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Clearstream or Euroclear, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Clearstream or Euroclear, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Clearstream or Euroclear, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositories for Clearstream or Euroclear.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or those participants has or have given the relevant direction.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants in DTC, Clearstream and Euroclear, they are under no obligation to perform those procedures, and may discontinue or change those procedures at any time. None of us, the trustee or any of our respective agents will have any responsibility for the performance by DTC, Clearstream, Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same-Day Settlement and Payment

We will make payments in respect of notes represented by global notes, including payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Notes represented by global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in notes represented by global notes will, therefore, be required by DTC to be settled in immediately available funds.

Because of time zone differences, the securities account of a Clearstream or Euroclear participant purchasing an interest in a global note from a participant will be credited, and any such crediting will be reported to the relevant Clearstream or Euroclear participant, during the securities settlement processing day (which must be a business day for Clearstream and Euroclear) immediately following the settlement date of DTC. DTC has advised us that cash received in Clearstream or Euroclear as a result of sales of interests in a global note by or through a Clearstream or Euroclear participant to a participant will be received with value on the settlement date of DTC but will be available in the relevant Clearstream or Euroclear cash account only as of the business day for Clearstream or Euroclear following DTC’s settlement date.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for certificated notes in accordance with the terms of the indenture, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

•                  DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice;

•                  an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•                  we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax considerations, as of the date of this prospectus, relevant to U.S. holders (as defined below) relating to the exchange of outstanding notes for exchange notes and the ownership and disposition of the exchange notes. This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

We cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax consequences described in this discussion.  We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a U.S. holder (as defined below) would ultimately prevail in a final determination by a court.

This summary only applies to “U.S. holders” (as defined below) who acquired the outstanding  notes upon original issuance, exchange their outstanding notes for exchange notes, and hold the outstanding notes and exchange notes as capital assets for U.S. federal income tax purposes (generally property held for investment). This summary does not discuss any aspect of U.S. federal tax law other than income taxation, and does not address state, local or foreign tax considerations. Moreover, this summary does not address all aspects of U.S. federal income taxation that may be relevant to holders, nor does it address all tax consequences that may be relevant to such holders in light of their personal circumstances or particular situations, such as:

•                  tax consequences to investors that may be subject to special tax treatment, including brokers, dealers in securities, banks, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, retirement plans and other tax-deferred accounts, insurance companies, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), certain former citizens or former long-term residents of the United States, persons who constructively own 10% or more of Ensco voting stock, or traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•                  tax consequences to persons holding outstanding notes or exchange notes as a part of an integrated or conversion transaction or a straddle, or persons deemed to sell exchange notes under the constructive sale provisions of the Code;

•                  tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar; and

•                  tax consequences under the alternative minimum tax provisions of the Code.

Investors should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their own specific situations, as well as consequences arising under other federal tax laws (such as the federal estate or gift tax laws) and the laws of any state, local, foreign or other taxing jurisdiction.

As used herein, a “U.S. holder” is a beneficial owner of an outstanding note or exchange note that is for U.S. federal income tax purposes:

•                  an individual citizen or resident of the United States;

•                  a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Any beneficial owner holding notes through an entity or arrangement that may be treated as a partnership for U.S. federal income tax purposes is urged to consult its own tax advisor regarding the tax consequences of the offers to such partner.

Exchange of Notes Pursuant to the Exchange Offer

The exchange of the outstanding notes for exchange notes will not constitute a taxable exchange. As a result, (1) a U.S. holder will not recognize a taxable gain or loss as a result of exchanging such holder’s outstanding notes for exchange notes; (2) the holding period of the exchange notes received will include the holding period of the outstanding notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before such exchange. U.S. holders should consult their tax advisors regarding the potential U.S. federal income tax consequences of the exchange of the outstanding notes for exchange notes.

Tax Consequences to U.S. Holders  of Holding and Disposing of the Exchange Notes

Interest on the Exchange Notes. Stated interest on an exchange note (including UK taxes withheld from payments of such interest, if any, and without duplication, Additional Amounts paid with respect to such taxes) will be includible in gross income as ordinary interest income in accordance with a U.S. holder’s usual method of accounting for tax purposes. Thus, accrual method U.S. holders will report stated interest on the exchange notes as it accrues, and cash method U.S. holders will report interest when it is received or unconditionally made available for receipt.

Market Discount. If a U.S. holder’s initial tax basis in the outstanding notes is less than the issue price of the outstanding notes, such difference may be treated as market discount, unless such difference does not exceed a prescribed de minimis threshold. In addition, any accrued market discount on the outstanding notes will generally carry over to the exchange notes. A U.S. holder must treat any gain recognized on the sale or maturity of exchange notes as ordinary income to the extent of the accrued market discount on the exchange notes (except to the extent of any amount of accrued market discount that has already been included in income as OID).

Alternatively, a U.S. holder may elect to include market discount in income over the term of the exchange notes. Such an election would apply to all debt instruments with market discount acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies. Such election may not be revoked without the consent of the IRS. If a U.S. holder does not make this election, it would generally be required to defer deductions for interest on borrowings allocable to an exchange note in an amount not exceeding the accrued market discount on the exchange note until the maturity or disposition of the exchange note.

Bond Premium. Generally if a U.S. holder’s initial tax basis in an exchange note is greater than its principal amount, such U.S. holder will be treated as having acquired the note with “amortizable bond premium” equal in amount to such excess, subject to certain exceptions that may apply to debt instruments that provide for an unconditional option for redemption prior to maturity (such as the exchange notes). Generally, a U.S. holder may be able to elect to amortize such bond premium as an offset to stated interest income in respect of the exchange notes, using a constant yield method prescribed under applicable Treasury regulations, over the remaining term of the exchange notes. A U.S. holder that elects to amortize bond premium must reduce its basis in the exchange notes by the amount of the premium used to offset stated interest. U.S. holders should consult their tax advisors regarding the availability of an election to amortize bond premium and the amount of any such premium for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Exchange Notes. Except as described above with respect to accrued market discount, upon the disposition of an exchange note by sale, exchange, redemption or other taxable disposition, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest not previously recognized as income, which will be treated as ordinary interest income) and (ii) the U.S. holder’s adjusted tax basis in the exchange note. A U.S. holder’s adjusted tax basis in an exchange note generally will be the same as the adjusted tax basis of the outstanding notes exchanged therefor immediately before such exchange (as described above under “—Exchange of Notes Pursuant to the Exchange Offer”), increased by market discount, if any, previously taken into account by the U.S. holder and reduced by any amortizable bond premium previously amortized by the U.S. holder and payments on the exchange notes other than payments of qualified stated interest, if any. Any capital gain or loss will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. U.S. holders should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain non-corporate taxpayers) and losses (the deductibility of which is subject to certain limitations).

Additional Amounts. In certain circumstances (see “Description of the Notes—Additional Amounts”), we may be obligated to pay amounts on the exchange notes that are in excess of stated interest on or principal of the notes. We believe that the likelihood that any such amounts will become payable is remote. Accordingly, we intend to take the position that any payments of these additional amounts should be taxable to a U.S. holder in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes. However, the IRS may take a different position, which could affect timing or character of a U.S. holder’s income or gain from the exchange notes.

Additional Tax on Net Investment Income. Certain U.S. holders that are individuals, estates or certain trusts will be subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (a) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of a trust or estate) for the relevant taxable year and (b) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. holder’s net investment income will generally include its interest income on the exchange notes and its net gains from the disposition of the exchange notes unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult the holder’s own tax advisor regarding the applicability of the Medicare Tax to the holder’s income and gains in respect of the holder’s investment in the exchange notes.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the exchange notes and proceeds of a disposition of the exchange notes before maturity, unless the U.S. holder receiving such payments is an exempt recipient and, if requested, certifies as to that status.

Backup withholding generally will apply to those payments if the U.S. holder fails to provide an appropriate certification with its correct taxpayer identification number or certification of exempt status. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Certain U.S. holders are required to report information relating to an interest in the exchange notes, subject to exceptions (including an exception for notes held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in the exchange notes. U.S. holders are urged to consult their own tax advisors regarding information reporting requirements relating to their ownership of the exchange notes. Penalties may apply to the failure to properly report such information.

The foregoing discussion is for general information only and not intended to be legal or tax advice. Tax consequences to any particular holder will depend on that holder’s particular situation. Investors are urged to consult their own tax advisors to determine the specific tax consequences of exchanging their outstanding notes pursuant to the exchange offer and of owning and disposing of the exchange notes, including the applicability of U.S. federal, state, local and foreign tax laws, and the effect of any proposed change in the tax laws to them.

CERTAIN U.K. TAX CONSEQUENCES FOR NON-U.K. INVESTORS

The comments set out below describe certain U.K. tax rules relevant to the transactions contemplated by this prospectus and are based on the laws and practice in force as of the date of this prospectus, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide only and are not intended to be, nor should they be construed to be, legal or tax advice and are included solely for information purposes.

Holders of the Outstanding Notes or the Exchange Notes who are in any doubt as to their tax position should consult an appropriate professional adviser.

Withholding tax

Provided that the Exchange Notes are and continue to be listed on a recognised stock exchange for the purposes of Section 1005 Income Tax Act 2007, payments of interest on the Exchange Notes may be made without deduction of U.K. income tax. Both the New York Stock Exchange and the Channel Islands Securities Exchange are recognised stock exchanges for these purposes. The Exchange Notes will be treated as listed on the New York Stock Exchange if they are admitted to trading on the main markets of the New York Stock Exchange and are officially listed in the U.S. in accordance with provisions corresponding to those generally applicable in countries in the European Economic Area. The Exchange Notes will be treated as listed on the Channel Islands Securities Exchange if they are admitted to trading on the Whole Market of the Channel Islands Securities Exchange and are officially listed in Guernsey in accordance with provisions corresponding to those generally applicable in countries in the European Economic Area.

In other cases, interest payments on the Exchange Notes may be required to be made by the Issuer under deduction of U.K. income tax at the basic rate (currently 20%) on the basis that they have a U.K. source, subject to the availability of other reliefs or exemptions under domestic law or to any direction to the contrary from H.M. Revenue and Customs in respect of such relief as may be available pursuant to the provisions of an applicable double tax treaty.

Direct tax

Investors should not be subject to U.K. tax by direct assessment on the exchange or other disposal of the Outstanding Notes or on a subsequent disposal of the Exchange Notes (including their redemption), nor on the receipt of interest on the Exchange Notes, if they are not resident for tax purposes in the U.K. and do not carry on a trade, profession or vocation in the U.K. through a U.K. branch or agency (or in the case of a corporate holder, a permanent establishment) to which the Outstanding Notes or the Exchange Notes are attributable or in connection with which the interest is received.

Stamp duty and stamp duty reserve tax (“SDRT”)

No U.K. stamp duty or SDRT should be payable on the issue of the Exchange Notes and their delivery to investors through the facilities of DTC, nor on any subsequent transfer of the Exchange Notes (or interests in the Exchange Notes) effected within DTC. A transfer of Exchange Notes from within the DTC system to a transferee who will hold them outside that system, or any transfer of Exchange Notes that occurs entirely outside the DTC system, should not be subject to U.K. stamp duty or SDRT so long as they constitute loan capital for the purposes of Section 79(4) Finance Act 1986.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer exchange notes issued under the exchange offer in exchange for the outstanding notes if:

•                  any exchange notes to be received by you will be acquired in the ordinary course of your business; and

•                  you have no arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act.

You may not participate in the exchange offer unless:

•                  you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of us; and

•                  if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, you agree to deliver this prospectus (or, to the extent permitted by law, make this prospectus available to purchasers) in connection with any resale of the exchange notes.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. To date, the staff of the SEC has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with this prospectus. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received for their own account in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on March 25, 2017, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in exchange notes may be required to deliver this prospectus.

If you wish to exchange notes for your outstanding notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer—Procedures for Tendering—Your Representations to Us” in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your outstanding notes in the exchange offer. In addition, if you are a broker-dealer who receives exchange notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such exchange notes.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•                  in the over-the-counter market;

•                  in negotiated transactions;

•                  through the writing of options on the exchange notes; or

•                  a combination of such methods of resale; at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. Each letter of transmittal states that by acknowledging that it will deliver and by delivering this prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the exchange notes, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents.

We have agreed to indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes is being passed upon for us by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Ensco plc and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ANNEX A

Letter of Transmittal

to Exchange

$332,048,000 8.00% Senior Notes due 2024

for

Outstanding

$332,048,000 8.00% Senior Notes due 2024

of

ENSCO PLC

Pursuant to the Exchange Offer and Prospectus dated February 13, 2017

The exchange agent for the exchange offer is:

Deutsche Bank Trust Company Americas

By Regular, Registered or Certified Mail, By Overnight Courier or By Hand

DB Services Americas, Inc.

Trust and Security Services
Attention: Reorg Department
5022 Gate Parkway, Suite 200
Jacksonville, FL 32256

By Email: DB.Reorg@db.com	By Telephone: 1-800-735-7777 ext. 5

IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 8.00% SENIOR NOTES DUE 2024 (THE “OUTSTANDING NOTES”) FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF 8.00% SENIOR NOTES DUE 2024 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OUTSTANDING NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON THE EXPIRATION DATE BY CAUSING AN AGENT’S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

The undersigned hereby acknowledges receipt of the prospectus, dated February 13, 2017 (the “Prospectus”), of Ensco, plc., a public limited company organized under the laws of England and Wales (the “Company”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Company’s offer (the “Exchange Offer”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to exchange its 8.00% Senior Notes due 2024 (the “Exchange Notes”) for a like principal amount of its issued and outstanding 8.00% Senior Notes due 2024  (the “Outstanding Notes”).

The Company reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. To extend the Exchange Offer, the Company will notify the Exchange Agent of any extension. The Company will notify the holders of Outstanding Notes of the extension via a press release issued no later than 9:00 a.m. New York City time on the business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the prospectus under the caption “The Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer-generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•                  DTC has received your instructions to tender your Outstanding Notes; and

•                  you agree to be bound by the terms of this Letter of Transmittal.

By using the ATOP procedures to tender Outstanding Notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1.                                      By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2.                                      By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the tender of Outstanding Notes.

3.                                      The tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Company as to the terms and conditions set forth in the Prospectus.

4.                                      The Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “Commission”), including Exxon Capital Holdings Corp., Commission No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., Commission No-Action Letter (available June 5, 1991) and Shearman & Sterling, Commission No-Action Letter (available July 2, 1993), that the Exchange Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Outstanding Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the “Securities Act”) and any such holder that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such Exchange Notes.

5.                                      By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that:

a.                                      the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business;

b.                                      you have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes;

c.                                       you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company;

d.                                      if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes;

e.                                       if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes, you acquired those Outstanding Notes that were acquired as result of market-making activities or other trading activities, you will deliver the Prospectus (or, to the extent permitted by law, make available the Prospectus) to purchasers in connection with any resale of the Exchange Notes; and

f.                                        any broker-dealer or holder using the Exchange Offer to participate in a distribution of Exchange Notes to be acquired in the Exchange Offer, (i) could not under Commission policy as in effect on the date of the Prospectus rely on the position of the Commission enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the Commission’s letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters, and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Notes obtained by such holder in exchange for Outstanding Notes acquired by such holder directly from the Company.

7.                                      Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.                                      Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Outstanding Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M., New York City time, on the Expiration Date.

2.                                      Partial Tenders.

Tenders of Outstanding Notes will be accepted only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes is not tendered, then Outstanding Notes for the principal amount of Outstanding Notes not tendered and Exchange Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.

3.                                      Validity of Tenders.

The Company will determine in its sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes. The Company’s determination will be final and binding. The Company reserves the absolute right to reject any Outstanding Notes not properly tendered or any Outstanding Notes the Company’s acceptance of which might, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any defect, irregularities or conditions of tender as to particular Outstanding Notes. The Company’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Company, the Exchange Agent, nor any other person will incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering promptly following the Expiration Date.

Until March 25, 2017 all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

Ensco plc

Offer to Exchange

$332,048,000 8.00% Senior Notes due 2024

for

Outstanding

$332,048,000 8.00% Senior Notes due 2024